Exhibit 21.1

List of Subsidiaries

Legal Name	Jurisdiction of Incorporation
iLearningEngines Holdings, Inc.	Delaware
in2vate, LLC	Oklahoma
ILE ILEARNINGENGINES INDIA PRIVATE LIMITED	India
iLearningEngines FZ-LLC	Dubai Free Zone, United Arab Emirates
iLearningEngines Pty Ltd	Australia